AGREEMENT AND PLAN OF MERGER

AMONG

INFONAUTICS, INC.,

TUCOWS INC. AND

TAC ACQUISITION CORP.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 27, 2001, by and among INFONAUTICS, INC., a Pennsylvania corporation ("Acquiror"), TUCOWS INC., a Delaware corporation ("Company") and TAC ACQUISITION CORP., a Delaware corporation ("Sub").

W I T N E S S E T H:

WHEREAS, this Agreement contemplates a business combination between Acquiror and Company in a merger of equals to be accomplished through the formation of Sub as a direct subsidiary of Acquiror and the merger of Sub with and into Company, as a result of which Company will become a direct wholly owned subsidiary of Acquiror and the stockholders of Company will become shareholders of Acquiror (the "Merger");

WHEREAS, the Board of Directors of each of Acquiror, Company and Sub has approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Acquiror has determined that the Merger is advisable and is fair to and in the best interests of the holders of Acquiror's Class A Common Stock, no par value per share (the "Shares"), and has resolved to recommend the approval by the Acquiror Shareholders (as defined in § 1 below) of the Certificate Amendment (as defined in § 1 below) and the issuance of the Shares in the Merger;

WHEREAS, the Board of Directors of Company has determined that the Merger is advisable and is fair to and in the best interests of the holders of Company's common stock, par value $.001 per share (the "Company Shares") and Company's Series A Convertible Preferred Stock, par value $.001 per share (the "Company Preferred Shares"), and has resolved to recommend the approval of the Merger and the adoption of this Agreement by the Company Stockholders (as defined in § 1 below);

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to Acquiror to enter into this Agreement, certain of the Company Stockholders listed on Exhibit A hereto have executed and delivered a Stockholder Agreement in substantially the form of Exhibit B hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to Company to enter into this Agreement, certain of the Acquiror Shareholders listed on Exhibit C have executed and delivered a Stockholder Agreement in substantially the form of Exhibit D hereto; and

WHEREAS, this Agreement contemplates that the Merger will qualify as a reorganization within the meaning of § 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and in consideration of the representations, warranties and covenants set forth herein, the parties agree as follows:

    Definitions

"Acquiror" has the meaning set forth in the preambles.

"Acquiror 10-K" has the meaning set forth in § 3(h)(i) below.

"Acquiror 10-Qs" has the meaning set forth in § 3(h)(i) below.

"Acquiror Acquisition Agreement" has the meaning set forth in § 5(h)(ii) below.

"Acquiror Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to the Acquiror Shareholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, liquidation, tender offer or exchange offer or similar transaction involving, or any purchase of 25% or more of the consolidated assets of, or any equity interest representing 25% or more of the voting power of, Acquiro r.

"Acquiror Audited Financial Statements" has the meaning set forth in § 5(k)(iii) below.

"Acquiror Benefit Plan" and "Acquiror Benefit Plans" have the meanings set forth in § 3(o)(i) below.

"Acquiror Board" means the board of directors of Acquiror.

"Acquiror Contracts" has the meaning set forth in § 3(s) below.

"Acquiror Disclosure Letter" has the meaning set forth in § 3(a) below.

"Acquiror Draft Financial Statements" has the meaning set forth in § 3(h)(ii) below.

"Acquiror Employees" has the meaning set forth in § 3(o)(i) below.

"Acquiror ERISA Affiliate" has the meaning set forth in § 3(o)(iii) below.

"Acquiror Fully Diluted Shares" means the aggregate of (i) the number of issued and outstanding Shares as of the date hereof and (ii) any restricted Shares issued or to be issued to Acquiror Employees by Acquiror in exchange for the cancellation of options to purchase shares previously granted to such Acquiror Employees pursuant to any Acquiror Benefit Plan or otherwise.

"Acquiror Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing that are individually or in the aggregate material to the conduct of the business of Acquiror and its Subsidiaries taken as a whole.

"Acquiror Material Adverse Effect" has the meaning set forth in § 3(a) below.

"Acquiror Pension Plan" has the meaning set forth in § 3(o)(ii) below.

"Acquiror Recommendation" has the meaning set forth in § 5(c)(ii)

"Acquiror Reports" has the meaning set forth in § 3(g) below.

"Acquiror Shareholder" means any Person who or which holds any Shares.

"Acquiror Special Meeting" has the meaning set forth in § 5(c)(ii) below.

"Acquiror Stock Option" has the meaning set forth in § 5(o)(i) below.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Agreement" has the meaning set forth in the preambles.

"Cash on Hand" means (i) the sum of (A) cash that is not subject to any restrictions on its use or disposition and bank account balances (excluding cash necessary to fund any outstanding but unpaid checks), (B) marketable securities (including, with respect to up to 26,453 shares of common stock of eBay, Inc. which are currently hedged, the net positive or negative current fair market value of the related put options and call options entered into on August 23, 2000), (C) accounts receivable collectible in the ordinary course of business and, to the extent not included therein, $85,660 billable to Entertainment Weekly, Inc. prior to June 30, 2001, and (D) the principal amount of, and all accrued and unpaid interest on, the Note, less (ii) accounts payable, accrued expenses, and other short term liabilities (excluding deferred revenues and leases but including all liabilities, fees and expenses incurred by Acquiror relating to or resulting from the transactions contemplated hereby), all in accordance with GAAP.

"Certificate Amendment" means an amendment to the Articles of Incorporation of Acquiror increasing the number of authorized Shares to 250,000,000.

"Certificate of Merger" has the meaning set forth in § 2(c) below.

"Change in the Acquiror Recommendation" has the meaning set forth in § 5(h)(iv) below.

"Closing" has the meaning set forth in § 2(b) below.

"Closing Date" has the meaning set forth in § 2(b) below.

"Code" has the meaning set forth in the preambles.

"Company Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to Company Stockholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, liquidation, tender offer or exchange offer or similar transaction involving, or any purchase of 25% or more of the consolidated assets of, or any equity interest representing 25% or more of the outstanding shares of capital stock in, Company.

"Company Audited Financial Statements" has the meaning set forth in § 5(k)(iv) below.

"Company Benefit Plan" and "Company Benefit Plans" have the respective meanings set forth in § 4(m)(i) below.

"Company Board" means the board of directors of Company.

"Company Draft Financial Statements" has the meaning set forth in § 4(g)(ii) below.

"Company Forecast" has the meaning set forth in § 5(e) below.

"Company Canadian Retirement Plans" has the meaning set forth in § 4(m)(ix) below.

"Company Capital Stock" means, collectively, the Company Shares and the Company Preferred Shares.

"Company Contracts" has the meaning set forth in § 4(q) below.

"Company Disclosure Letter" has the meaning set forth in § 4(a) below.

"Company Employees" has the meaning set forth in § 4(m)(i) below.

"Company ERISA Affiliate" has the meaning set forth in § 4(m)(iii) below.

"Company Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing that are individually or in the aggregate material to the conduct of the business of Company and its Subsidiaries taken as a whole.

"Company Material Adverse Effect" has the meaning set forth in § 4(a) below.

"Company Option Plan(s)" means the Tucows Inc. Amended and Restated 1999 Stock Option Plan.

"Company Outstanding Shares" shall mean the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, excluding the aggregate number of shares of Company Shares, if any, issuable (with or without the passage of time or satisfaction of other conditions) upon exercise or conversion of any Company Stock Option outstanding or issuable (with or without the passage of time or satisfaction of other conditions) immediately prior to the Effective Time.

"Company Pension Plan" has the meaning set forth in § 4(m)(ii) below.

"Company Preferred Shares" has the meaning set forth in the preambles.

"Company Rights Holder" means any Person having the right to acquire Company Shares on exercise or conversion of Stock Rights.

"Company Shares" has the meaning set forth in the preambles.

"Company Special Meeting" has the meaning set forth in § 5(c)(ii) below.

"Company Stockholder" means any Person who or which holds any Company Shares or Company Preferred Shares.

"Company Stock Option" has the meaning set forth in § 5(o)(i) below.

"Confidentiality Agreement" means the Mutual Confidentiality and Non-disclosure Agreement dated January 3, 2001 between Acquiror and Company, providing that, among other things, each party would maintain confidential certain information of the other party.

"Confidential Information" means Information, as defined in the Confidentiality Agreement.

"Continuing Directors" means the members of the Acquiror Board on the date hereof who continue to serve as members of the Acquiror Board following the Effective Time.

"Dissenting Holder" means a holder of Company Shares or Company Preferred Shares who has demanded appraisal rights in compliance with the applicable provisions of the DGCL concerning the right of such holder to dissent from the Merger and demand appraisal of such holder's Company Shares or Company Preferred Shares.

"DGCL" means Title 8, Chapter 1 of the Delaware Code, as amended.

"Effective Time" has the meaning set forth in § 2(d)(i) below.

"Environmental Law" means any federal, state, local, foreign or other law (including common law), statutes, ordinances or codes relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to person or property in connection with any Hazardous Substance.

"ERISA" has the meaning set forth in § 3(o)(i) below.

"Exchange Agent" has the meaning set forth in § 2(e)(i) below.

"Exchange Fund" has the meaning set forth in § 2(e)(i) below.

"Exchange Ratio" shall mean a number of Shares equal to the quotient obtained by dividing (i) the Merger Consideration by (ii) the Company Outstanding Shares (with the result rounded to four decimal places).

"Fairness Opinion" means an opinion of Janney Montgomery Scott, addressed to the Acquiror Board, as to the fairness of the Merger to the Acquiror Shareholders from a financial point of view.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Government Entity" has the meaning set forth in § 3(f) below.

"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Hazardous Substances" means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

"IRS" means the United States Internal Revenue Service.

"Indemnitee" has the meaning set forth in § 5(j)(ii) below.

"Joint Proxy Statement/Prospectus" has the meaning set forth in § 5(c)(i) below.

"Merger" has the meaning set forth in the preambles.

"Merger Consideration" means the (i) the product of four times the Acquiror Fully Diluted Shares less (ii) 80,000.

"Note" has the meaning set forth in § 5(r) below.

"Order" has the meaning set forth in § 6(a)(v) below.

"Outside Date" has the meaning set forth in § 7(a)(ii) below.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

"Per Company Share Merger Consideration" has the meaning set forth in § 2(d)(v)(A) below.

"Pre-Termination Acquisition Proposal Event" has the meaning set forth in § 7(b)(vi) below.

"Registration Statement" has the meaning set forth in § 5(c)(i) below.

"Representative" has the meaning set forth in § 5(h)(i) below.

"Required Acquiror Consents" has the meaning set forth in § 3(f) below.

"Required Company Consents" has the meaning set forth in § 4(f) below.

"Requisite Stockholder Approval" means, with respect to Acquiror, the affirmative vote of a majority of the votes cast by Acquiror Shareholders at a meeting at which a quorum is present in favor of the Certificate Amendment and the issuance of the Shares in the Merger in accordance with the rules and regulations of Nasdaq or, with respect to Company, the affirmative vote of a majority of the voting power of the outstanding Company Capital Stock in favor of the Merger and the adoption of this Agreement in accordance with the DGCL.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialman's and similar liens; (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

"Shares" has the meaning set forth in the preambles.

"Stock Rights" means each option, warrant, purchase right, subscription right, conversion right, exchange right or other contract, commitment or security providing for the issuance or sale of any capital stock, or otherwise causing to become outstanding any capital stock.

"Subsidiary" of a specified Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which the specified Person (either alone or together with any other Subsidiary of the specified Person) owns, directly or indirectly, more than 50% of the stock or other equity, partnership, limited liability company or equivalent interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of such board of directors or other governing body.

"Superior Proposal" has the meaning set forth in § 5(h)(iii) below.

"Surviving Corporation" has the meaning set forth in § 2(a) below.

"Tax Return" means any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.

"Taxes" means all taxes or other like assessments including, without limitation, income, withholding, gross receipts, excise, ad valorem, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes imposed by or payable to any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts thereto.

    The Transaction.

(a) The Merger. On and subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into Company in accordance with the DGCL, with Company surviving the Merger (the "Surviving Corporation").

(b) Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., prevailing time, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, or at such other place as Acquiror and Company may agree, on a date (the "Closing Date") to be specified by Acquiror and Company, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in § 6 (other than those conditions that, by their terms, cannot be satisfied until the Closing Date).

(c)Actions at the Closing. At the Closing, (i) Acquiror will deliver to Company the various certificates, instruments and documents referred to in § 6(a) below; (ii) Company will deliver to Acquiror the various certificates, instruments and documents referred to in § 6(b) below; (iii) Sub and Company will file with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger in such form as required by and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger").

(d) Effect of Merger.

(i) General. The Merger shall become effective at the date and time (the "Effective Time") that the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time as the parties may agree and specify in the Certificate of Merger. The Merger shall have the effects set forth in the DGCL.

(ii) Charter. The certificate of incorporation of Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(iii) By-laws. The by-laws of Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

(iv) Directors and Officers. At and as of the Effective Time, the Board of Directors of the Surviving Corporation shall consist of two directors who shall be Elliot Noss and Michael Cooperman, who shall serve as directors until the earlier of their respective resignation, removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions), until the earlier of their respective resignation, removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

(v) Conversion of Shares.

(A) Shares to be Issued; Effect on Capital Stock. The number of Shares issuable in exchange for the acquisition by Acquiror of all outstanding Company Capital Stock shall be equal to the Merger Consideration. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Sub, Company, or the holder of any shares of Company Capital Stock each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to conditions set forth below and throughout this Agreement, a number of fully paid and nonassessable Shares equal to the Exchange Ratio (the "Per Company Share Merger Consideration"). All such shares of Company Capital Stock shall no longer be outstanding, shall be canceled and shall cease to exist, and each holder of a certificate representing any such share of Company Capital Stock shall thereafter cease to have any rights with respect to such share of Company Capital Stock except the right to receive the Per Company Share Merger Consideration for each such share of Company Capital Stock and any unpaid dividends and distributions, if any, to which the holder of such share of Company Capital Stock is entitled pursuant to § 2(e) below.

(B) Shares of Sub. At the Effective Time each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(C) General. No Company Share or Company Preferred Share shall be deemed to be outstanding or to have any rights other than those set forth above in this § 2(d)(v) after the Effective Time. Notwithstanding anything to the contrary in this § 2(d)(v), no fractional Shares shall be issued to then former Company Stockholders. In lieu thereof, each then former holder of a share of Company Capital Stock who would otherwise have been entitled to receive a fraction of a Share (after taking into account all certificates delivered by such then former holder at any one time) shall receive an amount in cash (without interest) equal to such fraction of a Share multiplied by the last reported sale price on the securities exchange or over-the-counter market on which the Shares are traded on the first full trading day following the date on which the Effective Time occurs.

(vi) Company Options. At the Effective Time, all then outstanding options to purchase Company Shares under the Company Option Plan(s) shall be assumed by Acquiror in accordance with § 5(o) hereof.

(vii) Dissenters' Rights.

(A) No conversion under § 2(d)(v) hereof shall be made with respect to Company Shares or Company Preferred Shares held by a Dissenting Holder; provided, however, that each share of Company Capital Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the DGCL, shall be deemed to be converted, as of the Effective Time, into the Merger Consideration as set forth in § 2(d)(v) hereof.

(B) Any Dissenting Holder (x) who files with Company a written objection to the Merger before the taking of the votes to approve this Agreement by the Company Stockholders and who states in such objection that he intends to demand payment for his shares of Company Capital Stock if the Merger is concluded and (y) whose shares of Company Capital Stock are not voted in favor of the Merger shall be entitled to demand payment from Company for his shares of Company Capital Stock and an appraisal of the value thereof, in accordance with the provisions of Section 262 of the DGCL.

(e) Procedure for Exchange.

(i) Prior to the Effective Time, Acquiror and Company will select a bank or trust company to act as exchange agent (the "Exchange Agent") hereunder. At or prior to the Effective Time, Acquiror shall deposit with the Exchange Agent a corpus (the "Exchange Fund") consisting of Shares and cash sufficient to permit the Exchange Agent to make full payment of the applicable Merger Consideration to the holders of all of the issued and outstanding Company Capital Stock, and (B) Acquiror will cause the Exchange Agent to mail or deliver a letter of transmittal (with instructions for its use) in a form to be mutually agreed upon by Acquiror and Company prior to Closing to each holder of issued and outstanding Company Capital Stock for the holder to use in surrendering the certificates which, immediately prior to the Effective Time, represented his or its Company Capital Stock against payment of the applicable Merger Consideration to which such holder is entitled pursuant to § 2(d)(v). Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Acquiror shall promptly cause to be issued a certificate representing that number of whole Shares and a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, to which such Persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to recipients of Shares. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of Acquiror or the Exchange Agent that such tax has been paid or is not applicable. In the event any certificate representing Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration deliverable in respect thereof; provided, however, the Person to whom such Merger Consideration is paid shall, as a condition precedent to the payment thereof, give Acquiror a bond or undertaking in such sum as it may direct or otherwise indemnify Acquiror in a manner reasonably satisfactory to it against any claim that may be made against Acquiror with respect to the certificate alleged to have been lost, stolen or destroyed. No dividends or other distributions declared after the Effective Time with respect to Shares and payable to the holders of record thereof shall be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender such certificate in accordance with this § 2(e). After the surrender of a certificate in accordance with this § 2(e), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Shares represented by such certificate. No holder of an unsurrendered certificate shall be entitled, until the surrender of such certificate, to vote the Shares which his or its Company Capital Stock shall have been converted into the right to receive.

(ii) Company will furnish promptly to Acquiror a list, as of a recent date, of the record holders of Company Shares and Company Preferred Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Company Shares and Company Preferred Shares. Company will furnish Acquiror with such additional information (including, but not limited to, updated lists of holders of Company Shares and Company Preferred Shares and their addresses and mailing labels) and such other assistance as Acquiror or its agents may reasonably request.

(iii) Acquiror may cause the Exchange Agent to invest the cash included in the Exchange Fund in one or more investments selected by Acquiror; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payment of the Merger Consideration as necessary. Acquiror may cause the Exchange Agent to pay over to Acquiror any net earnings with respect to the investments, and Acquiror will replace promptly any portion of the Exchange Fund which the Exchange Agent loses through investments.

(iv) Acquiror may cause the Exchange Agent to pay over to Acquiror any portion of the Exchange Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders of Company shall be entitled to look to Acquiror (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the Merger Consideration and any cash payable upon surrender of their certificates.

(v) Acquiror shall pay all charges and expenses of the Exchange Agent; provided that if a Closing does not occur, Acquiror and Company shall split equally any charges and expenses of the Exchange Agent.

(f) Closing of Transfer Records. After the Effective Time, no transfer of Company Capital Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing Shares, cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in § 2(e).

    Representations and Warranties of Acquiror. Acquiror represents and warrants to Company:

(a) Organization, Qualification and Corporate Power. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania. Each of Acquiror's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Acquiror and its Subsidiaries is duly authorized to conduct business and is qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification or failure to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition (including Cash on Hand) or results of operations of Acquiror and its Subsidiaries taken as a whole or on the ability of Acquiror to consummate the transactions contemplated by this Agreement (an "Acquiror Material Adverse Effect"). Each of Acquiror and its Subsidiaries has full corporate power and corporate authority, and all foreign, federal, state and local governmental permits, licenses and consents, required to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such permits, licenses and consents the failure of which to have would not reasonably be expected to have an Acquiror Material Adverse Effect. Acquiror does not own any equity interest in any corporation, partnership, limited liability company, joint venture or other legal entity other than those listed in § 3(a) of the Acquiror Disclosure Letter accompanying this Agreement (the "Acquiror Disclosure Letter"). The jurisdiction of incorporation of each Subsidiary of Acquiror is listed in § 3(a) of the Acquiror Disclosure Letter. Acquiror has delivered to Company a true, complete and correct copy of the articles of incorporation (or comparable charter document) and by-laws, each as amended to date, of Acquiror and all of its Subsidiaries. Neither Acquiror nor any of its Subsidiaries is in violation of any provision of its articles of incorporation (or comparable charter document) or by-laws.

(b) Capitalization. The entire authorized capital stock of Acquiror consists of 53,350,000 shares of capital stock, including 50,000,000 Shares, of which 12,574,406 Shares were issued and outstanding as of the date hereof, 100,000 shares of Class B Common Stock, no par value per share, none of which were issued and outstanding as of the date hereof, 2,000,000 shares of Class C Common Stock, no par value per share, none of which were issued and outstanding as of the date hereof, and 1,250,000 authorized shares of preferred stock, of which 5,000 shares have been designated Series A Convertible Preferred Stock, stated value $1,000 per share, none of which were issued and outstanding as of the date hereof. The authorized capital stock of Sub consists, or will consist as of the Closing, of 1 share of common stock, par value $.01. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and none have been issued in violation of any preemptive or similar right granted by Acquiror. The Shares to be issued in connection with the Merger have been duly authorized by all necessary corporate action, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights, and will be issued in compliance with the requirements of the Securities Act and applicable state securities or blue sky laws. As of the date hereof, except as set forth in § 3(b) of the Acquiror Disclosure Letter, no warrants of Acquiror were outstanding. As of the date hereof, 1,326,712 Shares were subject to issuance pursuant to employee stock options issued under Acquiror Benefit Plans. § 3(b) of the Acquiror Disclosure Letter lists the exercise price and vesting schedule of all such employee stock options. Except as set forth above or in § 3(b) of the Acquiror Disclosure Letter, neither Acquiror nor any of its Subsidiaries has any outstanding or authorized Stock Rights, and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Acquiror or any of its Subsidiaries. Except as set forth in § 3(b) of the Acquiror Disclosure Letter, there are no rights, contracts, commitments or arrangements obligating Acquiror or any of its Subsidiaries to redeem, purchase or acquire, or offer to purchase, redeem or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of Acquiror.

(c) Subsidiaries. Except as set forth in § 3(c) of the Acquiror Disclosure Letter, Acquiror owns, directly or indirectly, 100% of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Security Interest and each such share of capital stock or other equity interest has been duly authorized and is validly issued, fully paid and nonassessable, and none of such shares of capital stock or other equity interests has been issued in violation of any preemptive or similar right. No shares of capital stock of, or other equity interests in, any Subsidiary of Acquiror are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Acquiror or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Acquiror or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Acquiror.

(d) Voting Arrangements. Except as set forth in § 3(d) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof, there are no voting trusts, proxies or other similar agreements or understandings to which Acquiror or any of its Subsidiaries is a party or by which Acquiror or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Acquiror or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of Acquiror or any of its Subsidiaries under the Securities Act or any other securities law. There are no issued or outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote on any matters on which stockholders of Acquiror may vote.

(e) Authorization of Transaction. Acquiror has full power and authority (including full corporate power and corporate authority), and has taken all required action, necessary to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of Acquiror, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; provided, however, that Acquiror cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval of the Acquiror Shareholders.

(f) Noncontravention. Except as disclosed in § 3(f) of the Acquiror Disclosure Letter, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court of competent jurisdiction (a "Government Entity") to which Acquiror or any of its Subsidiaries is subject or any provision of the articles of incorporation or by-laws of Acquiror or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Acquiror or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except in the case of clause (ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not reasonably be expected to have an Acquiror Material Adverse Effect or except as set forth in § 3(f) of the Acquiror Disclosure Letter. Other than as required under the provisions of the Hart-Scott-Rodino Act, Nasdaq, the Securities Exchange Act, the Securities Act and state securities laws, neither Acquiror nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Government Entity in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not reasonably be expected to have an Acquiror Material Adverse Effect or except as set forth in § 3(f) of the Acquiror Disclosure Letter. "Required Acquiror Consents" means any authorization, consent or approval of a Government Entity or other third party required to be obtained pursuant to any state securities laws or so that a matter set forth in § 3(f) of the Acquiror Disclosure Letter would not be reasonably expected to have an Acquiror Material Adverse Effect for purposes of this § 3(f).

(g) Filings with the SEC. Acquiror has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Acquiror Reports"). Each of the Acquiror Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Acquiror Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(h) Financial Statements.

(i) Acquiror has filed an Annual Report on Form 10-K (the "Acquiror 10-K") for the fiscal year ended December 31, 1999 and Quarterly Reports on Form 10-Q (the "Acquiror 10-Qs") for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000. The financial statements included in the Acquiror 10-K and the Acquiror 10-Qs (including the related notes and schedules) have been prepared from the books and records of Acquiror and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of Acquiror and its Subsidiaries as of the indicated dates and the results of operations and cash flows of Acquiror and its Subsidiaries for the periods set forth therein (subject in the case of quarterly financial statements to the absence of complete footnotes and subject to normal year-end audit adjustments).

(ii) Acquiror has delivered to Company a draft dated March 22, 2001, of Acquiror's audited financial statements for the year ended December 31, 2000 (the "Acquiror Draft Financial Statements").

(iii) From January 1, 2001 until the date of this Agreement, Acquiror and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Acquiror and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or (B) liabilities disclosed in § 3(h) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof.

(i) Events Subsequent to January 1, 2001. From January 1, 2001 to the date of this Agreement, except as disclosed in the Acquiror Reports filed prior to the date hereof or except as set forth in § 3(i) of the Acquiror Disclosure Letter, (i) Acquiror and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses, and (ii) there has not been (A) any change in the financial condition, business or results of operations of Acquiror or any of its Subsidiaries, or any development or combination of developments relating to Acquiror or any of its Subsidiaries of which management of Acquiror has knowledge, and which would reasonably be expected to have an Acquiror Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Acquiror, or any redemption, repurchase or other reacquisition of any of the capital stock of Acquiror; (C) any change by Acquiror in accounting principles, practices or methods materially affecting the reported consolidated assets, liabilities or results of operations of Acquiror; (D) any increase in the compensation of any officer of Acquiror or any of its Subsidiaries or grant of any general salary or benefits increase to the employees of Acquiror or any of its Subsidiaries other than in the ordinary course of business consistent with past practices; (E) any issuance or sale of any capital stock or other securities (including any Stock Rights) by Acquiror or any of its Subsidiaries of any kind, other than upon exercise of Stock Rights issued by or binding upon Acquiror; (F) any material modification, amendment or change to the terms or conditions of any Stock Right; or (G) any split, combination, reclassification, redemption, repurchase or other reacquisition of any capital stock or other securities of Acquiror or any of its Subsidiaries.

(j) Compliance. Except as set forth in § 3(j) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof, Acquiror and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations and all court orders, judgments and decrees to which any of them is a party, except where the failure to be in compliance would not reasonably be expected to have an Acquiror Material Adverse Effect.

(k) Brokers' and Other Fees. Except as set forth in § 3(k) of the Acquiror Disclosure Letter, none of Acquiror and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(l) Litigation and Liabilities. Except as disclosed in § 3(l) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof, there are (i) no actions, suits or proceedings pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries, or any facts or circumstances known to Acquiror which may give rise to an action, suit or proceeding against Acquiror or any of its Subsidiaries, which would reasonably be expected to have an Acquiror Material Adverse Effect, and (ii) no obligations or liabilities of Acquiror or any of its Subsidiaries, whether accrued, contingent or otherwise, known to Acquiror which would reasonably be expected to have an Acquiror Material Adverse Effect.

(m) Taxes. Except as set forth in § 3(m) of the Acquiror Disclosure Letter or in Acquiror Reports filed prior to the date hereof, Acquiror and each of its Subsidiaries have duly filed or caused to be duly filed on their behalf all federal, state, local and foreign Tax Returns required to be filed by them, and have duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns, except where the failure to file such Tax Returns or to pay such Taxes would not reasonably be expected to have an Acquiror Material Adverse Effect. Except as set forth in § 3(m) of the Acquiror Disclosure Letter, no claims for Taxes have been asserted against Acquiror or any of its Subsidiaries and no material deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the knowledge of Acquiror, no Tax Return or taxable period of Acquiror or any of its Subsidiaries is under examination by any taxing authority, and neither Acquiror nor any of its Subsidiaries has received written notice of any pending audit by any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of Acquiror or any or its Subsidiaries. Except as set forth in § 3(m) of the Acquiror Disclosure Letter, there are no tax liens other than liens for Taxes not yet due and payable relating to Acquiror or any of its Subsidiaries. Except as provided in § 3(m) of the Acquiror Disclosure Letter, neither Acquiror nor any of its Subsidiaries is a party to any agreement or contract which would result in payment of any "excess parachute payment" within the meaning of Section 280G of the Code as of the date of this Agreement. Neither Acquiror nor any of its Subsidiaries has filed any consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by Acquiror or any of its Subsidiaries. Acquiror has not been and is not a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of Acquiror or its Subsidiaries (x) has been a member of an "affiliated group," within the meaning of Section 1504(a) of the Code, other than a group the common parent of which was Acquiror or (y) has any liability for the Taxes of any person, other than any of Acquiror or its Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise. Acquiror has withheld and has timely paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any shareholder, employee, independent contractor, creditor or other third party. Except as set forth in § 3(m) of the Acquiror Disclosure Letter, Acquiror's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on Acquiror's tax books and records. Acquiror has disclosed on its Tax Returns all positions taken therein that could give rise to substantial understatement of Tax within the meaning of Code Section 6662. Except as set forth in § 3(m) of the Acquiror Disclosure Letter, the liability of each of Acquiror and its Subsidiaries for unpaid Taxes did not, as of the dates of the financial statements described in § 3(h), exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on such financial statements. The liability of each of Acquiror and its Subsidiaries for unpaid Taxes as of the Closing Date will not exceed such accruals as adjusted on the books of Acquiror to reflect transactions occurring in the ordinary course of business though the Closing Date. Acquiror has a taxable year ending on December 31. Each of Acquiror and its Subsidiaries currently utilizes the accrual method of accounting for income tax purposes and such method of accounting has not changed since 1999. Other than in relation to its conversion to the accrual method of accounting as of January 1, 1999, neither Acquiror nor any of its Subsidiaries has agreed to, and is not and will not be required to, make any adjustments under Code section 481(a) or a similar provision of foreign law as a result of a change in accounting methods. Copies of filed Tax Returns of each of Acquiror and its Subsidiaries for taxable years beginning after December 31, 1998, and copies of any Tax examinations, audit reports, or notices of deficiencies of each of Acquiror and its Subsidiaries, without regard to time, have been delivered to Company. Neither Acquiror nor any of its Subsidiaries is, or has ever been, a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and neither Acquiror nor any of its Subsidiaries has assumed the Tax liability of any other Person under contract. To the best knowledge and belief of Acquiror after due inquiry (i) Acquiror's adjusted tax basis in BigChalk.com, Inc. is approximately $2.87 million and (ii) as of December 31, 2000, Acquiror's aggregate adjusted tax basis in its assets is approximately $11,696,149. Acquiror's aggregate adjusted tax basis in its assets at Closing will be the amount referred to in clause (ii) of the previous sentence as adjusted in a manner consistent with past practice to reflect depreciation, amortization and transactions in the ordinary course the Acquiror's business.

(n) Fairness Opinion. Janney Montgomery Scott has delivered the Fairness Opinion to the Acquiror Board, and a true and complete copy thereof has been furnished to Company.

(o) Employee Benefits.

(i) All pension, profit-sharing, deferred compensation, savings, cash or equity-based incentive plans, medical, dental, life insurance, severance plans, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans, programs, policies and arrangements which are sponsored by Acquiror, any Subsidiary of Acquiror or any Acquiror ERISA Affiliate (as defined below) of Acquiror or to which Acquiror, any Subsidiary of Acquiror or any Acquiror ERISA Affiliate contributes or has, since January 1, 1996, been required to contribute, and which cover employees or directors of Acquiror or any Subsidiary of Acquiror (the "Acquiror Employees") or former employees or directors of Acquiror or any Subsidiary of Acquiror, all employment, consulting or severance contracts with employees or former employees of Acquiror or any Subsidiary of Acquiror, and any applicable "change of control" or similar provisions in any plan, contract or arrangement that covers Acquiror Employees (collectively, "Acquiror Benefit Plans" and individually an "Acquiror Benefit Plan") are accurately and completely listed in § 3(o) of the Acquiror Disclosure Letter. No Acquiror Benefit Plan is a multi-employer plan, money purchase plan, defined benefit plan, multiple employer plan or multiple employer welfare arrangement (each term as defined in ERISA), and no Acquiror Benefit Plan is covered by Title IV of ERISA. True and complete copies of all Acquiror Benefit Plans have been provided to Company.

(ii) All Acquiror Benefit Plans have been established and maintained in compliance with their terms and applicable law, including, but not limited to the Code and ERISA and the rules and regulations promulgated thereunder. Each Acquiror Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Acquiror Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, which determination letter is currently in effect, and there are no proceedings pending or, to the knowledge of Acquiror, threatened, or any facts or circumstances known to Acquiror, which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Acquiror, threatened litigation relating to the Acquiror Benefit Plans. Neither Acquiror , any Acquiror ERISA Affiliate or Acquiror Benefit plan or trustee thereof has engaged in a transaction with respect to any Acquiror Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably likely to subject Acquiror or any Acquiror ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under Title IV of ERISA has been or is reasonably likely to be incurred by Acquiror or any of its Subsidiaries with respect to any ongoing, frozen or terminated Acquiror Benefit Plan that is a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of Acquiror or one employer with Acquiror under Section 4001 of ERISA (an "Acquiror ERISA Affiliate"). All contributions required to be made under the terms of any Acquiror Benefit Plan have been timely made or reserves therefor on the balance sheet of Acquiror have been established, which reserves are adequate.

(iv) Acquiror and its Subsidiaries have not incurred any liability under, and have complied in all material respects with, the WARN Act and no fact or event exists that could give rise to liability under such act.

(v) No Acquiror Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Acquiror Benefit Plan under any IRS program.

(vi) No Acquiror Benefit Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or, except as set forth in Section 3(o) of the Acquiror Disclosure Letter, that would give rise to any vesting or increase of benefits, any severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement. No Acquiror Benefit Plan provides for any bonus compensation in contemplation of the transactions contemplated by this Agreement.

(vii) Acquiror has made no plan or commitment, whether or not legally binding, to create any additional Acquiror Benefit Plan or to modify or change any existing Acquiror Benefit Plan. No statement, either written or oral, has been made by Acquiror to any Person with regard to any Acquiror Benefit Plan that was not in accordance with the Acquiror Benefit Plan and that could have an adverse economic consequence to Acquiror. All Acquiror Benefit Plans may be amended or terminated without penalty by Acquiror at any time on or after the Closing.

(viii) With respect to any Acquiror Benefit Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), (A) each welfare plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (B) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (C) any Acquiror Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable laws, and (D) no welfare plan provides health or other benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.

(ix) All Persons classified by Acquiror as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; Acquiror has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and Acquiror has no obligations to provide benefits with respect to such Persons under Acquiror Benefit Plans or otherwise. Acquiror does not employ and has not employed any "leased employees" as defined in Section 414(n) of the Code.

(p) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect or would not otherwise require disclosure pursuant to the Securities Exchange Act, or are listed in § 3(p) of the Acquiror Disclosure Letter or described in Acquiror Reports filed prior to the date hereof, (i) each of Acquiror and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Acquiror or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with Hazardous Substances; (iii) neither Acquiror nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Acquiror nor any of its Subsidiaries has had any release or threat of release of any Hazardous Substance; (v) neither Acquiror nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vi) neither Acquiror nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any governmental or regulatory authority of competent jurisdiction or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) to Acquiror's knowledge, there are no circumstances or conditions involving Acquiror or any of its Subsidiaries that would reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any of its properties pursuant to any Environmental Law.

(q) Intellectual Property. Except as disclosed in § 3(q) of the Acquiror Disclosure Letter or in the Acquiror Reports filed prior to the date hereof, Acquiror and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Acquiror Intellectual Property. Except as disclosed in § 3(q) of the Acquiror Disclosure Letter or in the Acquiror Reports filed prior to the date hereof, Acquiror and its Subsidiaries (i) have not defaulted in any material respect under any license to use any Acquiror Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, (iii) have no knowledge of circumstances that would be reasonably expected to give rise to any such proceeding or litigation and (iv) have no knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Acquiror Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(r) Insurance. Except as set forth in § 3(r) of the Acquiror Disclosure Letter, each of Acquiror and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Acquiror and its Subsidiaries.

(s) Certain Contracts. Except as set forth in § 3(s) of the Acquiror Disclosure Letter, all material contracts to which Acquiror or any of its Subsidiaries is a party or may be bound that are required by Item 601(b)(10) of Regulation S-K to be filed as exhibits to, or incorporated by reference in, the Acquiror 10-K or the Acquiror 10-Q have been so filed or incorporated by reference. All material contracts to which Acquiror or any of its Subsidiaries is a party or may be bound that have been entered into as of the date hereof and will be required by Item 601(b)(10) of Regulation S-K to be filed or incorporated by reference into Acquiror's Annual Report on Form 10-K for the year ended December 31, 2000, but which have not previously been filed or incorporated by reference into any Acquiror Report, are set forth in § 3(s) of the Acquiror Disclosure Letter. All contracts, licenses, consents, royalty or other agreements which are material to Acquiror and its Subsidiaries, taken as a whole, to which Acquiror or any of its Subsidiaries is a party (the "Acquiror Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired or been terminated in accordance with their terms or, to the extent such invalidity would not reasonably be expected to have an Acquiror Material Adverse Effect and, to Acquiror's knowledge, neither Acquiror nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquiror Contract, except for defaults which individually and in the aggregate would not reasonably be expected to result in an Acquiror Material Adverse Effect.

(t) Investment Company. Acquiror is not an "Investment Company" as defined in the Investment Company Act of 1940, as amended.

(u) Cash on Hand. As of February 28, 2001, Cash on Hand of Acquiror exceeded $10,000,000. As of the Closing, Cash on Hand (disregarding any Cash on Hand of the Company) shall be no less than $7.5 million.

(v) Takeover Statutes; Dissenters Rights. In connection with the transactions contemplated hereby, (i) no "fair price," "control transaction," "control share acquisition" or other form of anti-takeover provision under the Pennsylvania Business Corporation Law is applicable to the Merger, the Acquiror or the acquisition of Shares by holders of Company Capital Stock in the Merger, and (ii) Acquiror Shareholders are not entitled to exercise any dissenters rights. Acquiror represents that the restrictions on "business combinations" contained in Section 2555 of the Pennsylvania Business Corporation Law, are inapplicable to the transactions contemplated by this Agreement and the acquisition of Shares by holders of Company Capital Stock pursuant to the terms of this Agreement has been approved by the Acquiror Board for purpose of such Section 2555.

    Representations and Warranties of Company. Company represents and warrants to Acquiror:

(a) Organization, Qualification and Corporate Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Company's Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its Subsidiaries is duly authorized to conduct business and is qualified as a foreign corporation or other entity in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification or failure to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Company and its Subsidiaries taken as a whole or on the ability of Company to consummate the transactions contemplated by this Agreement (a "Company Material Adverse Effect"). Each of Company and its Subsidiaries has full corporate power and corporate authority, and all foreign, federal, state and local governmental permits, licenses and consents, required to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such permits, licenses and consents the failure of which to have would not reasonably be expected to have a Company Material Adverse Effect. Company does not own any equity interest in any corporation, partnership, limited liability company, joint venture or other entity other than the Subsidiaries listed in § 4(a) of Company's Disclosure Letter accompanying this Agreement (the "Company Disclosure Letter"). The jurisdiction of incorporation of each Subsidiary of Company is listed in § 4(a) of the Company Disclosure Letter. Except as set forth in § 4(a) of the Company Disclosure Letter, Company has delivered to Acquiror a true, complete and correct copy of its certificate of incorporation (or comparable charter document) and by-laws, each as amended to date, of Company and all of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation (or comparable charter document) or by-laws.

(b) Capitalization. The entire authorized capital stock of Company consists of 100,000,000 shares of capital stock, including 60,000,000 authorized Company Shares, of which 3,000,000 are issued and outstanding as of the date hereof and 40,000,000 authorized shares of preferred stock, of which 28,677,402 Company Preferred Shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable, and none have been issued in violation of any preemptive or similar right granted by Company. As of the date hereof, 5,836,705 Company Shares were subject to issuance pursuant to employee stock options issued under the Company Option Plan(s). § 4(b) of the Company Disclosure Letter lists the exercise price and vesting schedule of all such employee stock options. Except as set forth above or in § 4(b) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries has any outstanding or authorized Stock Rights or outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Company or any of its Subsidiaries. Except as set forth in § 4(b) of the Company Disclosure Letter, there are no rights, contracts, commitments or arrangements obligating Company or any of its Subsidiaries to redeem, purchase or acquire, or offer to purchase, redeem or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of Company.

(c) Subsidiaries. Except as set forth in § 4(c) of the Company Disclosure Letter, Company, directly or indirectly, owns 100% of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Security Interest and each such share of capital stock or other equity interest has been duly authorized and is validly issued, fully paid and nonassessable, and none of such shares of capital stock or other equity interests has been issued in violation of any preemptive or similar right. No shares of capital stock of, or other equity interests in, any Subsidiary of Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Company or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Company or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Company.

(d) Voting Arrangements. Except as set forth in § 4(d) of the Company Disclosure Letter there are no voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of Company or any of its Subsidiaries under the Securities Act or any other securities law. There are no issued or outstanding bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which stockholders of Company may vote.

(e) Authorization of Transaction. Company has full power and authority (including full corporate power and corporate authority), and has taken all required action, necessary to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; provided, however, that Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval of the Company Stockholders.

(f) Noncontravention. Except as disclosed in § 4(f) of the Company Disclosure Letter, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any Government Entity to which Company or any of its Subsidiaries is subject or any provision of the charter or by-laws of Company or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except in the case of clause (ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in § 4(f) of the Company Disclosure Letter. Other than as required under the provisions of the Hart-Scott-Rodino Act, the DGCL and applicable securities laws, neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Government Entity in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in § 4(f) of the Company Disclosure Letter. "Required Company Consents" means any authorization, consent or approval of a Government Entity or other third party required to be obtained pursuant to any state securities laws or so that a matter set forth in §  4(f) of the Company Disclosure Letter would not be reasonably expected to have a Company Material Adverse Effect for purposes of this § 4(f).

(g) Financial Statements.

(i) Company's consolidated balance sheets as at December 31, 1999 and its consolidated statements of operations, cash flows and stockholders' equity for the period from May 4, 1999 through December 31, 1999, audited by KPMG LLP, and its unaudited interim consolidated balance sheets as at June 30 and September 30, 1999 and March 31, June 30 and September 30, 2000 and its consolidated statements of operations, cash flows and stockholders' equity for the periods then ended, have been prepared from the books and records of Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations and cash flows of Company and its Subsidiaries for the periods set forth therein (subject in the case of quarterly financial statements to the absence of complete footnotes and subject to normal year-end audit adjustments). The Tucows Division of Tucows Interactive Limited's (the "Division") balance sheet as at December 31, 1998 and its statements of operations and cash flows for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 through May 3, 1999, audited by KPMG LLP, and its unaudited interim balance sheet as at March 31, 1999 and its statements of operations and cash flows for the period then ended, have been prepared from the books and records of the Division in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Division as of the indicated dates and the results of operations and cash flows of the Division for the periods set forth therein (subject in the case of quarterly financial statements to the absence of complete footnotes and subject to normal year-end audit adjustments).

(ii) Company has delivered to Acquiror a draft dated March 23, 2001, of Company's audited financial statements for the years ended December 31, 1999 and 2000 (the "Company Draft Financial Statements").

(iii) From January 1, 2001 until the date of this Agreement, Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) liabilities disclosed in § 4(g) of the Company Disclosure Letter.

(h) Events Subsequent to January 1, 2001. From January 1, 2001 to the date of this Agreement, except as set forth in § 4(h) of the Company Disclosure Letter, (i) Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses, and (ii) there has not been (A) any change in the financial condition, business or results of operations of Company or any of its Subsidiaries, or any development or combination of developments relating to Company or any of its Subsidiaries of which management of Company has knowledge, and which would reasonably be expected to have a Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Company, or any redemption, repurchase or other reacquisition of any of the capital stock of Company; (C) any change by Company in accounting principles, practices or methods materially affecting the reported consolidated assets, liabilities or results of operations of Company; (D) any increase in the compensation of any officer of Company or any of its Subsidiaries or grant of any general salary or benefits increase to the employees of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices; (E) any issuance or sale of any capital stock or other securities (including any Stock Rights) by Company or any of its Subsidiaries of any kind, other than upon exercise of Stock Rights issued by or binding upon Company; (F) any material modification, amendment or change to the terms or conditions of any Stock Right; or (G) any split, combination, reclassification, redemption, repurchase or other reacquisition of any capital stock or other securities of Company or any of its Subsidiaries.

(i) Compliance. Except as set forth in § 4(i) of the Company Disclosure Letter, Company and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations and all court orders, judgments and decrees to which any of them is a party except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect.

(j) Brokers' and Other Fees. Except as set forth in § 4(j) of the Company Disclosure Letter, none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(k) Litigation and Liabilities. Except as disclosed in § 4(k) of the Company Disclosure Letter, there are (i) no actions, suits or proceedings pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, or any facts or circumstances known to Company which may give rise to an action, suit or proceeding against Company or any of its Subsidiaries, which would reasonably be expected to have a Company Material Adverse Effect and (ii) no obligations or liabilities of Company or any of its Subsidiaries, whether accrued, contingent or otherwise, known to Company which would reasonably be expected to have a Company Material Adverse Effect.

(l) Taxes. Except as set forth in § 4(l) of the Company Disclosure Letter, Company and each of its Subsidiaries have duly filed or caused to be duly filed on their behalf all federal, state, local and foreign Tax Returns required to be filed by them, and have duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns, except where the failure to file such Tax Returns or to pay such Taxes would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in § 4(l) of the Company Disclosure Letter, no claims for Taxes have been asserted against Company or any of its Subsidiaries and no material deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the knowledge of Company, no Tax Return or taxable period of Company or any of its Subsidiaries is under examination by any taxing authority, and neither Company nor any of its Subsidiaries has received written notice of any pending audit by any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of Company or any or its Subsidiaries. Except as set forth in § 4(l) of the Company Disclosure Letter, there are no tax liens other than liens for Taxes not yet due and payable relating to Company or any of its Subsidiaries. Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except as provided in § 4(l) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries is a party to any agreement or contract which would result in payment of any "excess parachute payment" within the meaning of Section 280G of the Code as of the date of this Agreement. Neither Company nor any of its Subsidiaries has filed any consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by Company or any of its Subsidiaries. Company has not been and is not a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of Company or its Subsidiaries (x) has been a member of an "affiliated group," within the meaning of Section 1504(a) of the Code, other than a group the common parent of which was Company or (y) has any liability for the Taxes of any Person, other than any of Company or its Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise. Company has withheld and has timely paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any shareholder, employee, independent contractor, creditor or other third party. Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on Company's tax books and records. Company has disclosed on its Tax Returns all positions taken therein that could give rise to substantial understatement of Tax within the meaning of Code Section 6662. The liability of each of Company and its Subsidiaries for unpaid Taxes did not, as of the dates of the financial statements described in § 4(g), exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on such financial statements. The liability of each of Company and its Subsidiaries for unpaid Taxes as of the Closing Date will not exceed such accruals as adjusted on the books of Company to reflect transactions occurring in the ordinary course of business though the Closing Date. Company has a taxable year ending on December 31. Each of Company and its Subsidiaries currently utilizes the accrual method of accounting for income tax purposes and such method of accounting has not changed since its incorporation. Neither Company nor any of its Subsidiaries has agreed to, and is not and will not be required to, make any adjustments under Code section 481(a) or a similar provision of foreign law as a result of a change in accounting methods. Copies of filed Tax Returns of each of Company and its Subsidiaries for taxable years beginning after December 31, 1998, and copies of any Tax examinations, audit reports, or notices of deficiencies of each of Company and its Subsidiaries, without regard to time, have been delivered to Acquiror. Neither Company nor any of its Subsidiaries is, or has ever been, a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and neither Company nor any of its Subsidiaries has assumed the Tax liability of any other Person under contract.

(m) Employee Benefits.

(i) All pension, profit-sharing, deferred compensation, savings, cash or equity based incentive plans, medical, dental, life insurance, severance plans, programs, policies and arrangements, whether or not subject to ERISA, and all other employee benefit plans, programs, policies and arrangements which are sponsored by Company, any Subsidiary of Company or any Company ERISA Affiliate (as defined below) of Company or to which Company, any Subsidiary of Company or any Company ERISA Affiliate contributes or has, since January 1, 1996, been required to contribute, and which cover employees or directors of Company or any Subsidiary of Company (the "Company Employees") or former employees or directors of Company or any Subsidiary of Company, all employment, consulting or severance contracts with employees or former employees of Company or any Subsidiary of Company, and any applicable "change of control" or similar provisions in any plan, contract or arrangement that covers Company Employees (collectively, "Company Benefit Plans" and individually a "Company Benefit Plan") are accurately and completely listed in § 4(m) of the Company Disclosure Letter. No Company Benefit Plan is a multi-employer plan, money purchase plan, defined benefit plan, multiple employer plan or multiple employer welfare arrangement (each term as defined in ERISA) and no Company Benefit Plan is covered by Title IV of ERISA. True and complete copies of all Company Benefit Plans have been made available to Acquiror.

(ii) All Company Benefit Plans have been established and maintained in compliance with their terms and applicable law, including, but not limited to the Code and ERISA and the rules and regulations promulgated thereunder. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Company Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, which determination letter is currently in effect, and there are no proceedings pending or, to the knowledge of Company, threatened, or any facts or circumstances known to Company, which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Company, threatened litigation relating to the Company Benefit Plans. Neither Company, any Company ERISA Affiliate or any Company Benefit plan or trustee thereof engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably likely to subject Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under Title IV of ERISA has been or is reasonably likely to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated Company Benefit Plan that is a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of Company or one employer with Company under Section 4001 of ERISA (a "Company ERISA Affiliate"). All contributions required to be made under the terms of any Company Benefit Plan have been timely made or reserves therefore on the balance sheet of Company have been established, which reserves are adequate.

(iv) Company and its Subsidiaries have not incurred any liability under, and have complied in all material respects with, the WARN Act or any equivalent Canadian or provincial statute or regulation, and no fact or event exists that could give rise to liability under such act.

(v) No Company Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Company Benefit Plan under any IRS program.

(vi) No Company Benefit Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that, except as set forth in Section 4(m) of the Company Disclosure Letter, would give rise to any vesting or increase of benefits, any severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement. No Company Benefit Plan any bonus compensation in contemplation of the transactions contemplated by this Agreement.

(vii) Company has made no plan or commitment, whether or not legally binding, to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan. No statement, either written or oral, has been made by Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan and that could have an adverse economic consequence to Company. All Company Benefit Plans may be amended or terminated without penalty by Company at any time on or after the Closing.

(viii) With respect to any Company Benefit Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), (A) each welfare plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (B) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (C) any Company Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable laws, and (D) no welfare plan provides health or other benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.

(ix) All pension, retirement, retirement compensation, retirement savings, retiring allowance, or deferred compensation plans established, maintained or contributed to by Company for Canadian employees ("Company Canadian Retirement Plans") comply in all material respects with all applicable Canadian and provincial legal requirements, including without limitation requirements imposed under the Income Tax Act and any applicable provincial pension legislation. Any Company Canadian Retirement Plan intended to be a registered pension plan has been duly registered with the Minister of National Revenue (and, where applicable, provincial authorities); such registration has not been revoked, and to Seller's Knowledge, there are no presently existing grounds for revocation of any such registration. In the case of any Company Canadian Retirement Plan which is a defined benefit plan, as of the date of the most recent annual actuarial valuation for each such plan, the fair market value of assets was at least equal to the aggregate present value of all accumulated benefit obligations, as such obligations are determined for purposes of financial statement disclosure under FAS 87 (or the equivalent Canadian accounting standard). All contributions required by law or contract to be made by Company to any Company Canadian Retirement Plan as of the date hereof have been made in full, or to the extent a contribution obligation has accrued but is not yet payable, such obligation has been fully accrued on Company's financial statements. To Company's knowledge, there are no currently pending or threatened (i) governmental audits, investigations or enforcement actions, or (ii) lawsuits or administrative claims or charges, related to or concerning any Company Canadian Retirement Plan, other than claims for benefits in the ordinary course.

(x) All Persons classified by Company as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and Company has no obligations to provide benefits with respect to such Persons under Company Benefit Plans or otherwise. Company does not employ and has not employed any "leased employees" as defined in Section 414(n) of the Code.

(n) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or would not otherwise require disclosure pursuant to the Securities Exchange Act, or are listed in § 4(n) of the Company Disclosure Letter, (i) each of Company and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with Hazardous Substances; (iii) neither Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Company nor any of its Subsidiaries has had any release or threat of release of any Hazardous Substance; (v) neither Company nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vi) neither Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any governmental or regulatory authority of competent jurisdiction or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) to Company's knowledge, there are no circumstances or conditions involving Company or any of its Subsidiaries that would reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any of its properties pursuant to any Environmental Law.

(o) Intellectual Property. Except as disclosed in § 4(o) of the Company Disclosure Letter, Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Company Intellectual Property. Except as disclosed in § 4(o) of the Company Disclosure Letter, Company and its Subsidiaries (i) have not defaulted in any material respect under any license to use any Company Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, (iii) have no knowledge of circumstances that would be reasonably expected to give rise to any such proceeding or litigation and (iv) have no knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Company Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Insurance. Except as set forth in § 4(p) of the Company Disclosure Letter, each of Company and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Company and its Subsidiaries.

(q) Certain Contracts. Section 4(q) of the Company Disclosure Letter lists all material contracts to which Company or any of its Subsidiaries is a party or may be bound that would be required by Item 601(b)(10) of Regulation S-K to be filed as exhibits to, or incorporated by reference in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed by Company if Company were required to make such a filing. All contracts, licenses, consents, royalty or other agreements which are material to Company and its Subsidiaries, taken as a whole, to which Company or any of its Subsidiaries is a party (the "Company Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired or been terminated in accordance with their terms or, to the extent such invalidity would not reasonably be expected to have a Company Material Adverse Effect and, to Company's knowledge, neither Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except for defaults which individually and in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect.

(r) Investment Company. Company is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

5. Covenants. The parties agree as follows with respect to the period from and after the execution of this Agreement through and including the Effective Time (except for § 5(j), which will apply from and after the Effective Time in accordance with its terms and § 5(p) which will apply from the date hereof and shall survive after the Closing).

(a) General. Each of the parties will use all reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in § 6 below).

(b) Notices and Consents. Acquiror and Company will give any notices (and will cause each of their respective Subsidiaries to give any notices) to third parties, and will use all reasonable efforts to obtain (and will cause each of their respective Subsidiaries to use all reasonable efforts to obtain) any third-party consents, that may be required in order for the parties to consummate the transactions contemplated by this Agreement; provided, that no party shall be required to make any material payment to any third party in order to obtain any third-party consent.

(c) Regulatory Matters and Approvals. Each of the parties, promptly after the date hereof, will, and will cause each of their respective Subsidiaries to, give any notices to, make any filings with and use all reasonable efforts to obtain any authorizations, consents and approvals of Government Entities in order for the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

(i) Securities Laws. As promptly as practicable after the execution of this Agreement, Acquiror shall prepare, with the cooperation of Company, and file with the SEC the joint proxy sta tement/prospectus (such joint proxy statement/prospectus and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and the registration statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such registration statement and any amendments or supplements thereto, the "Registration Statement"). Acquiror shall use its reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing. Company shall provide promptly such information concerning its business and financial statements and affairs as may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, and use its reasonable efforts to cause its counsel, accountants and financial advisor to cooperate in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Acquiror shall take reasonable steps to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Shares in connection with the Merger. Company shall use reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Shares in connection with the Merger. Acquiror and Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Company shall prepare such other materials conforming to the requirements of applicable law as may be necessary to solicit the Requisite Stockholder Approval of the Company Stockholders. The Registration Statement and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Acquiror and Company agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement and/or the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Acquiror Special Meeting or the Company Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Acquiror and the Acquiror Special Meeting will be deemed to have been supplied by Acquiror, and information concerning or related to Company and the Company Special Meeting shall be deemed to have been supplied by Company. Acquiror will cooperate with Company and provide Company with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing such with the SEC, will provide Company with a copy of all such filings concurrent with their filing with the SEC and will notify Company as promptly as practicable after the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any blue sky filings or for additional information, and will supply Company and its legal counsel with copies of all correspondence between Acquiror or any of its representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement. No change, amendment or supplement to the Joint Proxy Statement/Prospectus shall be made without the approval of Acquiror and Company, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any event relating to Acquiror, Company or any of their respective Affiliates, officers or directors is discovered by Acquiror or Company, as the case may be, that is required by the Securities Act or the Securities Exchange Act to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Acquiror or Company, as the case may be, will as promptly as practicable inform the other, and such amendment or supplement will be promptly filed with the SEC and disseminated to the stockholders of Acquiror and Company, to the extent required by applicable securities laws. All documents which Acquiror or Company files or is responsible for filing with the SEC and any other regulatory agency in connection with the Merger (including, without limitation, the Registration Statement and the Joint Proxy Statement/Prospectus) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, Acquiror, on the one hand, and Company, on the other hand, make no representations or warranties with respect to any information that has been supplied in writing by the other, or the other's auditors, attorneys or financial advisors, specifically for use in the Registration Statement or the Joint Proxy Statement/Prospectus, or in any other documents to be filed with the SEC or any other regulatory agency expressly for use in connection with the transactions contemplated hereby.

(ii) Stockholders Meetings. Acquiror will take all action, to the extent necessary in accordance with applicable law, its articles of incorporation and by-laws to convene a special meeting of its shareholders (the "Acquiror Special Meeting"), as soon as reasonably practicable in order that its shareholders may consider and vote upon the Certificate Amendment and the issuance of the Shares in the Merger. Company will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws to convene a special meeting of its stockholders (the "Company Special Meeting"), as soon as reasonably practicable in order that its stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the DGCL. Acquiror and Company shall mail the Joint Proxy Statement/Prospectus to their respective stockholders as soon as reasonably practicable. Subject to § 5(h) below, the Joint Proxy Statement/Prospectus shall contain the affirmative unanimous recommendations of the Acquiror Board in favor of the Certificate Amendment and the issuance of the Shares in the Merger (the "Acquiror Recommendation") and of the Company Board in favor of the adoption of this Agreement and the approval of the Merger.

(d) Operation of Acquiror's Business. Except as set forth in § 5(d) of the Acquiror Disclosure Letter or as otherwise expressly contemplated by this Agreement, Acquiror will not (and will not cause or permit any of its Subsidiaries to), without the written consent of Company, take any action or enter into any transaction other than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or § 5(d) of the Acquiror Disclosure Letter, without the written consent of Company:

(i) none of Acquiror and its Subsidiaries will authorize or effect any change in its charter or by-laws or comparable organizational document;

(ii) none of Acquiror and its Subsidiaries will grant any Stock Rights or issue, sell, authorize or otherwise dispose of any of its capital stock, (x) except upon the conversion or exercise of Stock Rights outstanding as of the date of this Agreement and (y) except for stock options issued to employees of Acquiror and its Subsidiaries in a manner consistent with past practice which (I) do not provide for the issuance of more than 20,000 Shares in any calendar quarter, (II) are issued only to new employees and employees promoted after the date hereof, (III) are issued at not less than the market price of the Shares on the date of grant as determined in accordance with the plan pursuant to which such options are issued, (IV) are not issued to any executive officer or director of Acquiror and (V) do not provide for accelerated vesting as a result of the Merger;

(iii) none of Acquiror and its Subsidiaries will sell, lease, encumber or otherwise dispose of, or otherwise agree to sell, lease, encumber or otherwise dispose of, any of its assets except in the ordinary course of business consistent with past practice; provided, however, Acquiror shall be permitted to sublease, or transfer, sell or otherwise dispose of its lease of, office space at 590 North Gulph Road, King of Prussia;

(iv) none of Acquiror and its Subsidiaries (other than wholly-owned Subsidiaries) will declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind);

(v) none of Acquiror and its Subsidiaries will split, combine or reclassify any of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock;

(vi) none of Acquiror and its Subsidiaries will acquire or agree to acquire by merger or consolidation with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof or otherwise acquire or agree to acquire any assets (other than assets used in the operation of the business of Acquiror and its Subsidiaries in the ordinary course consistent with past practice);

(vii) none of Acquiror or its Subsidiaries will incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice;

(viii) none of Acquiror or its Subsidiaries will (x) make any loans, advances or capital contributions to, or investments in, any other Person, other than by Acquiror or a Subsidiary of Acquiror to or in Acquiror or any wholly owned Subsidiary of Acquiror, (y) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or (z) create, incur, assume or suffer to exist any indebtedness, issuance of debt securities, guarantees, Security Interests, loans or advances not in existence as of the date of this Agreement;

(ix) none of Acquiror and its Subsidiaries will make any change in employment terms for any of its directors, officers and employees other than (A) customary increases to employees whose total annual cash compensation is less than $120,000 awarded in the ordinary course of business consistent with past practices, and (B) customary employee bonuses (including to employees who are officers) approved by the Acquiror Board and paid in the ordinary course of business consistent with past practices and (C) immaterial changes to Acquiror Benefit Plans;

(x) except as disclosed in the Acquiror Reports filed prior to the date of this Agreement, Acquiror will not change its methods of accounting in effect at December 31, 1999 in a manner materially affecting the consolidated assets, liabilities or results of operations of Acquiror, except as required by changes in GAAP as concurred in by Acquiror's independent auditors, and Acquiror will not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice;

(xi) none of Acquiror and its Subsidiaries shall take any action or fail to take any action which would result in any of the representations and warranties set forth in § 3 hereof failing to be true and correct;

(xii) none of Acquiror and its Subsidiaries shall defer expenses, but rather shall incur expenses in the ordinary course of business; and

(xiii) none of Acquiror and its Subsidiaries will resolve or commit to any of the foregoing.

In the event Acquiror shall request Company to consent in writing to an action otherwise prohibited by this § 5(d), Company shall use reasonable efforts to respond in a prompt and timely fashion (but in no event later than ten (10) business days following such request); Company's consent shall not unreasonably be withheld.

(e) Operation of Company's Business. Except as set forth in § 5(e) of the Company Disclosure Letter or as otherwise contemplated by this Agreement, Company will not (and will not cause or permit any of its Subsidiaries to), without the written consent of Acquiror, take any action or enter into any transaction other than in the ordinary course of business consistent with past practice or according to a forecast previously delivered to Acquiror and agreed to by Acquiror (the "Company Forecast"). Without limiting the generality of the foregoing, except as expressly provided in this Agreement or § 5(e) of the Company Disclosure Letter, without the written consent of Acquiror :

(i) none of Company and its Subsidiaries will authorize or effect any change in its charter or by-laws or comparable organizational document;

(ii) none of Company and its Subsidiaries will grant any Stock Rights or issue, sell, authorize or otherwise dispose of any of its capital stock, (x) except upon the conversion or exercise of Stock Rights outstanding as of the date of this Agreement and (y) except for stock options issued to employees of Company and its Subsidiaries in a manner consistent with past practice which (I) do not provide for the issuance of more than 150,000 Company Shares in any calendar quarter, (II) are issued only to new employees and employees promoted after the date hereof, (III) are issued at not less than the market price of the Company Shares on the date of grant as determined in accordance with the plan pursuant to which such options are issued, (IV) are not issued to any executive officer or director of Company and (V) do not provide for accelerated vesting as a result of the Merger;

(iii) none of Company and its Subsidiaries will sell, lease, encumber or otherwise dispose of, or otherwise agree to sell or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to Company and its Subsidiaries taken as a whole except in the ordinary course of business consistent with past practice or according to the Company Forecast; provided, that, notwithstanding anything to the contrary contained in this Agreement, any Shares constituting Company Outstanding Shares not issued on the date hereof may be issued by Company prior to the Effective Time;

(iv) none of Company and its Subsidiaries (other than wholly owned Subsidiaries) will declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind);

(v) none of Company and its Subsidiaries will split, combine or reclassify any of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock;

(vi) none of Company and its Subsidiaries will acquire or agree to acquire by merger or consolidation with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof or otherwise acquire or agree to acquire any substantial assets in a single transaction or series of related transactions;

(vii) none of Company or its Subsidiaries will incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice or in accordance with the Company Forecast;

(viii) none of Company or its Subsidiaries will (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than by Company or a Subsidiary of Company to or in Company or any wholly-owned Subsidiary of Company; (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or in accordance with the Company Forecast; or (C) create, incur, assume or suffer to exist any indebtedness, issuance of debt securities, guarantees, Security Interests, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and incurred in the ordinary course of business consistent with past practice or in accordance with the Company Forecast, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, exchanged, modified, refunded, renewed or refinanced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to Company and its Subsidiaries than those in existence as of the date of this Agreement;

(ix) none of Company and its Subsidiaries will make any change in employment terms for any of its directors, officers and employees other than (A) customary increases to employees whose total annual cash compensation is less than $150,000 awarded in the ordinary course of business consistent with past practices, and (B) customary employee bonuses (including to employees who are officers) approved by the Company Board and paid in the ordinary course of business consistent with past practices and (C) immaterial changes to Company Benefit Plans;

(x) Company will not change its methods of accounting in effect at December 31, 1999 in a manner materially affecting the consolidated assets, liabilities or operating results of Company, except as required by changes in GAAP as concurred in by Company's independent auditors, and Company will not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice;

(xi) none of the Company or its Subsidiaries shall take any action or fail to take any action which would result in any of the representations and warranties set forth in § 4 hereof failing to be true and correct; and

(xii) none of Company and its Subsidiaries will resolve or commit to any of the foregoing.

In the event Company shall request Acquiror to consent in writing to an action otherwise prohibited by this § 5(e), Acquiror shall use reasonable efforts to respond in a prompt and timely fashion (but in no event later than ten (10) business days following such request); Acquiror's consent shall not unreasonably be withheld.

(f) Access. Each of Acquiror and Company will (and will cause each of its Subsidiaries to) permit representatives of the other party to have access at all reasonable times and in a manner so as not to materially interfere with the normal business operations of such party and its Subsidiaries to all premises, properties, personnel, books, records (including without limitation tax and financial records), contracts and documents of or pertaining to such party, subject to any confidentiality obligations of such party to any third party. Each party and all of its respective representatives will treat and hold as such any Confidential Information it receives from the other party or any of its representatives in accordance with the Confidentiality Agreement.

(g) Notice of Developments. Each of Acquiror and Company will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in § 3 and § 4 above. No disclosure by any party pursuant to this § 5(g), however, shall be deemed to amend or supplement the Acquiror Disclosure Letter or the Company Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(h) Acquiror Exclusivity.

(i) Acquiror shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Acquiror, its Subsidiaries or any of their respective Affiliates, officers, directors, employees, financial advisors, agents or representatives (each a "Representative") with respect to any proposed, potential or contemplated Acquiror Acquisition Proposal.

(ii) From and after the date hereof, without the prior written consent of Company, Acquiror will not, and will not authorize or permit any of its Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquiror Acquisition Proposal, (B) engage in negotiations or discussions with any third party concerning, or provide any non-public information to any Person or entity relating to, an Acquiror Acquisition Proposal, (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Acquiror Acquisition Proposal (each, an "Acquiror Acquisition Agreement") or (D) make or authorize any statement, recommendation or solicitation in support of any Acquiror Acquisition Proposal. If and only to the extent that (v) the Acquiror Special Meeting shall not have occurred, (w) the Acquiror Board determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Acquiror Shareholders under applicable law, (x) the Acquiror Board concludes in good faith that such Acquiror Acquisition Proposal constitutes a Superior Proposal (as defined below), (y) such Acquiror Acquisition Proposal was not solicited by it and did not otherwise result from a breach of this § 5(h), and (z) Acquiror provides prior written notice to Company of its decision to take such action (specifying in such notice the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal), Acquiror shall be permitted to (1) furnish information with respect to Acquiror and any of its Subsidiaries to such Person pursuant to a customary confidentiality agreement, (2) participate in discussions and negotiations with such Person, (3) subject to first paying all amounts due to Company pursuant to § 7(b) hereof, terminate this agreement in accordance with § 7(a)(v) hereof and enter into an Acquiror Acquisition Agreement and (4) effect a Change in the Acquiror Recommendation; provided, that at least three business days prior to taking any actions set forth in clause (3) or (4) above, the Acquiror Board provides Company written notice advising Company that the Acquiror Board is prepared to conclude that such Acquiror Acquisition Proposal constitutes a Superior Proposal and during such three business day period Acquiror and its Representatives shall have negotiated in good faith with Company to make adjustments in the terms and conditions of this Agreement such that such Acquiror Acquisition Proposal would no longer constitute a Superior Proposal and following such negotiations, the Acquiror Board concludes in good faith that such Acquiror Acquisition Proposal is reasonably likely to result in a Superior Proposal.

(iii) For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party (including any Acquiror Acquisition Proposal made by a Person referenced in § 5(h)(i) hereof) (A) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, sale, lease, exchange, transfer or other disposition (including a contribution to a joint venture), dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the shares of Acquiror's capital stock or 100% of the net revenues, net income or assets of Acquiror and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Acquiror Board determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable to the Acquiror Shareholders from a financial point of view than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Acquiror Board, is reasonably capable of being obtained by such third party.

(iv) Except as expressly permitted by this § 5(h), the Acquiror Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Company, the Acquiror Recommendation (collectively, a "Change in the Acquiror Recommendation").

(v) In addition to the obligations of Acquiror set forth in paragraphs (i), (ii), (iv) and (v) of this § 5(h), Acquiror shall immediately advise Company orally and in writing of any request for information or of any Acquiror Acquisition Proposal, the material terms and conditions of such request or Acquiror Acquisition Proposal and the identity of the Person making such request or Acquiror Acquisition Proposal. Acquiror will keep Company informed of the status and details (including amendments or proposed amendments) of any such request or Acquiror Acquisition Proposal.

(vi) Nothing contained in this § 5(h) shall prohibit Acquiror from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Acquiror Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, any such disclosure relating to an Acquiror Acquisition Proposal shall be deemed to be a Change in the Acquiror Recommendation unless the Acquiror Board reaffirms the Acquiror Recommendation in such disclosure.

(i) Company Exclusivity.

(i) Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Company, its Subsidiaries or any of its Representatives with respect to any proposed, potential or contemplated Company Acquisition Proposal.

(ii) Without the prior written consent of Acquiror, Company will not authorize or permit any of its Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a Company Acquisition Proposal, or (B) engage in negotiations or discussions with any third party concerning, or provide any nonpublic information to any Person or entity relating to, a Company Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Company Acquisition Proposal.

(j) Insurance and Indemnification of Officers and Directors.

(i) Acquiror will provide each individual who served as a director or officer of Acquiror or Company at any time prior to the Effective Time with liability insurance for a period of six years after the Effective Time no less favorable in coverage and amount than any applicable insurance of Acquiror or Company, as the case may be, in effect immediately prior to the Effective Time; provided, however, that if the existing liability insurance expires, or is terminated or canceled by the insurance carrier during such six-year period, Acquiror will use its reasonable best efforts to obtain comparable insurance for the remainder of such period on a commercially reasonable basis; provided further, however, that in the event any claim or claims are asserted within such period, all rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof;

(ii) After the Effective Time, Acquiror (A) will not take or permit to be taken any action to alter or impair any exculpatory or indemnification provisions now existing in the charter, by-laws or indemnification and employment agreements of Acquiror, Company or any of their respective Subsidiaries for the benefit of any individual who served as a director or officer of Acquiror, Company or any of their respective Subsidiaries (an "Indemnitee") at any time prior to the Effective Time (except as may be required by applicable law), and (B) shall, and shall cause the Surviving Corporation to, honor and fulfill such provisions until the date which is six years from the Effective Time (except as may be required by applicable law); provided, however, that in the event any claim or claims are asserted within such period, all rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

(k) Financial Statements.

(i) As soon as they are made available to and reviewed by senior management of Acquiror, Acquiror shall make available to Company the internally generated monthly and quarterly condensed financial statements of Acquiror, consisting of consolidated balance sheets, and consolidated statements of operations and of cash flows.

(ii) As soon as they are made available to and reviewed by senior management of Company, Company shall make available to Acquiror the internally generated monthly and quarterly condensed financial statements, consisting of consolidated balance sheets, and consolidated statements of operations and of cash flows.

(iii) As soon as they are made available to Acquiror, Acquiror shall make available to Company Acquiror's audited financial statements to be included in the Acquiror 10-K for the fiscal year ended December 31, 2000 (the "Acquiror Audited Financial Statements").

(iv) As soon as they are made available to Company, Company shall make available to Acquiror Company's consolidated balance sheets as at December 31, 1999 and 2000 and its consolidated statements of operations, cash flows and stockholders' equity for the years ended December 31, 1999 and 2000, audited and reported on by KPMG Peat Marwick (the "Company Audited Financial Statements").

(l) Rule 145 Affiliates. Prior to the Closing Date, Company shall deliver to Acquiror a letter identifying all Persons who were, at the date of the Company Special Meeting, "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall use its reasonable efforts to cause each of its affiliates for purposes of Rule 145 to deliver to Acquiror on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit E.

(m) Nasdaq Listing. Acquiror and Company shall use all reasonable efforts to cause the Shares to be issued in connection with the Merger and issuable under any Stock Rights of Company to be approved for listing on the Nasdaq Small Cap Market, subject to official notice of issuance, prior to the Closing Date.

(n) Tax Free Treatment. Acquiror and Company intend (i) the Merger to qualify as a reorganization under Section 368(a) of the Code and (ii) the transactions contemplated by this Agreement not to constitute a taxable event and not have any adverse tax consequences to any holders of Company Capital Stock under Canadian, Dutch or Israeli law. Each party shall use reasonable efforts, and shall undertake reasonable efforts to cause its Affiliates to use reasonable efforts, to (i) cause the Merger to so qualify and(ii) cause the transactions contemplated by this Agreement not to constitute a taxable event under, and not have any such adverse tax consequences under, Canadian, Dutch or Israeli law; provided, however, that neither party shall be required to take any material action, the result of which would alter any of the material provisions of, or otherwise be inconsistent with any of the material terms of, this Agreement or the consummation of the transactions contemplated hereby, or would otherwise change any material attribute or term of the transaction.

(o) Stock Plans.

(i) At the Effective Time, (A) Acquiror shall assume and become the sponsor of the Company Option Plan(s) (the "Assumed Option Plan(s)"), (B) the names of the Assumed Option Plan(s) shall be changed to reflect the Acquiror name and (C) each outstanding option to purchase Company Shares (a "Company Stock Option") under the Company Option Plan(s), whether vested or unvested, shall be converted into an option (an "Acquiror Stock Option") to purchase a number of Shares equal to the product obtained by multiplying (x) the number of Company Shares subject to such Company Stock Option by (y) the Exchange Ratio, rounding down to the nearest whole share, at an exercise price per Share equal to the quotient obtained by dividing (1) the per-share exercise price of such Company Stock Option by (2) the Exchange Ratio, rounding up to the nearest full cent. The Acquiror Stock Options shall continue to be subject to their original terms and conditions as set forth in the applicable Assumed Option Plan and the original option agreement, including but not limited to the vesting conditions set forth therein. Notwithstanding the foregoing, each Company Stock Option that is intended to be an "incentive stock option" within the meaning of Section 422 of the Code shall be converted in such a way as will comply with Section 424 of the Code.

(ii) As soon as practicable after the Effective Time, Acquiror shall deliver to the participants in the Company Option Plan(s) an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Company Option Plan(s) shall continue in effect on the same terms and conditions, except as set forth above.

(iii) Acquiror shall take all corporate action necessary at or prior to the Effective Time to reserve for issuance a sufficient number of Shares for delivery under the Assumed Option Plan(s).

(iv) Acquiror shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, and use its reasonable best efforts to cause such Form S-8 to become effective at or as soon as practicable after the Effective Time, with respect to Shares subject to employee stock options included in the Assumed Option Plans and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Acquiror shall promptly take any action required to be taken under state securities or blue sky laws in connection with the issuance of Shares in connection with employee options included in the Assumed Option Plans.

(v) To the extent necessary or appropriate, the Assumed Option Plans shall be amended so as to comply with Rule 16b-3 promulgated under the Securities Exchange Act.

(p) Acquiror Board. Immediately prior to the Effective Time, the number of members of the Acquiror Board shall be fixed at nine, three members of the Acquiror Board shall resign and Elliot Noss, Stanley Stern, Beny Steinmetz, Bob Young, Dennis Bennie, Eriz Gissen and Lee Feldman or such other persons designated by Company prior to the Effective Time shall be appointed to fill the vacancies so created. The two Continuing Directors shall be two of the following four individuals: Van Morris, Brian Segal, Howard Morgan and Lloyd Morrisett.

(q) Registration Rights. At or prior to the Effective Time, Acquiror shall enter into registration rights agreements with the Company Stockholders listed on Exhibit F hereto granting such Company Stockholders registration rights with respect to the Shares acquired by such Company Stockholders pursuant to this Agreement on terms no less favorable to such Company Stockholders than the registration rights such stockholders have at the date hereof with respect to shares of capital stock of Company.

(q) Solicitation of Proxies. Acquiror shall use its best efforts to solicit from the Acquiror Shareholders proxies in favor of the Certificate Amendment and the issuance of the Shares in the Merger and to secure the vote or consent of the Acquiror Stockholders in favor of the Certificate Amendment and such issuance. Company shall use its best efforts to solicit from the Company Stockholders proxies in favor of the adoption and approval of the Merger required by the DGCL.

(r) Company Loan. Within 30 days of execution of this Agreement, Acquiror will make available to Company a loan in the original principal amount of $1,300,000 upon Company's execution of and compliance with the terms of the promissory note (the "Note") and security agreement attached hereto as Exhibit G.

(s) Acquiror Outstanding Shares. At the Effective Time, the number of Shares outstanding shall be equal to 12,574,406, increased only to the extent of the exercise of any Acquiror Stock Options outstanding as of the date hereof and the warrants and restricted stock program specifically set forth in § 3(b) of the Acquiror Disclosure Letter.

(t) Company Outstanding Shares. At the Effective Time, the Company Outstanding Shares shall consist of (i) 3,000,000 Company Shares issued and outstanding as of the date hereof, (ii) 28,677,402 Company Shares issuable upon the conversion of all of the Company Preferred Shares issued and outstanding as of the date hereof, (iii) 474,683 Company Shares to be issued to the former owners of Eklektix Inc. pursuant to a stock purchase agreement, dated as of April 4, 2000, (iv) 25,329 Company Shares to be issued to Company Employees pursuant to the exercise of Company Stock Options prior to the date hereof (v) 3,953,609 Company Shares to be issued to certain holders of Company Shares and Company Preferred Shares pursuant to subscription agreements executed prior to the date hereof and (vi) any shares issued upon exercise of Company Stock Options pursuant to Company Option Plan(s) after the date hereof.

(u) Employee Benefits Information. As soon as practicable after the date hereof, each of Acquiror and Company will deliver to the other, with respect to each Acquiror Benefit Plan or Company Benefit Plan, as the case may be, true and complete copies of all summary plan descriptions and summaries of material modifications, the most recent IRS determination letters, the two most recently filed Forms 5500 and related reports, any trust agreements and insurance contracts, and any material communications with Acquiror Employees or Company Employees, as the case may be, with respect to each such Acquiror Benefit Plan or Company Benefit Plan, as the case may be.

(v) Tax Matters. The parties hereto shall, and shall cause their Affiliates to, cooperate in good faith with respect to tax matters, including making personnel available and providing copies of requested tax related information. Acquiror shall undertake any restructuring steps (including forming new entities, liquidating existing entities, and incorporating existing entities) that are reasonably requested by Company to the extent such steps would not adversely affect Acquiror.

    Conditions to Obligations to Close.

(a) Conditions to Obligation of Company. The obligation of Company to consummate the Merger is subject to satisfaction or waiver by Company of the following conditions at or prior to the Closing Date:

(i) The Requisite Stockholder Approvals shall have been obtained.

(ii) Acquiror and its Subsidiaries shall have obtained the Required Acquiror Consents, other than those Required Acquiror Consents the failure of which to obtain would not reasonably be expected to have an Acquiror Material Adverse Effect, and Company and its Subsidiaries shall have obtained the Required Company Consents, other than those Required Company Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect. All filings under the Hart-Scott-Rodino Act, if any are required, shall have been made and all waiting periods shall have expired.

(iii) The representations and warranties set forth in § 3 above shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date).

(iv) Acquiror shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(v) Neither any statute, rule, regulation, order, stipulation or injunction (each an "Order") shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Government Entity which: (A) prohibits the consummation of the transactions contemplated by the Merger; (B) prohibits the ownership or operation by Acquiror or the Surviving Corporation of all or any material portion of the business or assets of Company, or which compels Acquiror or the Surviving Corporation to dispose of or hold separate all or any material portion of Company's business or assets as a result of the transactions contemplated by the Merger; (C) makes the Merger illegal; or (D) imposes material limitations on the ability of the parties to consummate the Merger.

(vi) Acquiror shall have delivered to Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified above in § 6(a)(i)-§ 6(a)(iv) is satisfied in all respects; provided, however, with respect to § 6(a)(i), Acquiror shall only be required to certify that the Requisite Stockholder Approval of the Acquiror Shareholders has been obtained.

(vii) There shall not have occurred any event, occurrence or change that has had an Acquiror Material Adverse Effect.

(iii) The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(ix) Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated as of the Closing Date to the effect that the Merger will qualify as a tax free reorganization under Section 368(a) of the Code, and for purposes of rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall have received properly executed tax representations from Company, Acquiror and Sub in a form satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP.

(x) Acquiror shall have entered into the Stockholders Agreement in substantially the form of Exhibit B hereto.

(b) Conditions to Obligation of Acquiror. The obligation of Acquiror to consummate the Merger is subject to satisfaction or waiver by Acquiror of the following conditions at or prior to the Closing Date:

(i) The Requisite Stockholder Approvals shall have been obtained.

(ii) Acquiror and its Subsidiaries shall have obtained the Required Acquiror Consents, other than those Required Acquiror Consents the failure of which to obtain would not reasonably be expected to have an Acquiror Material Adverse Effect, and Company and its Subsidiaries shall have obtained the Required Company Consents other than those Required Company Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect. All filings under the Hart-Scott-Rodino Act, if any are required, shall have been made and all waiting periods shall have expired.

(iii) The representations and warranties set forth in § 4 above shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date).

(iv) Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(v) Neither any Order shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Government Entity (A) prohibits the consummation of the transactions contemplated by the Merger; (B) prohibits the ownership or operation by Acquiror or the Surviving Corporation of all or any material portion of the business or assets of Company, or which compels Acquiror or the Surviving Corporation to dispose of or hold separate all or any material portion of Company's business or assets as a result of the transactions contemplated by the Merger; (C) makes the Merger illegal; or (D) imposes material limitations on the ability of the parties to consummate the Merger.

(vi) Company shall have delivered to Acquiror a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified above in § 6(b)(i)-(iv) is satisfied in all respects; provided, however, with respect to § 6(b)(i), Company shall only be required to certify that the Requisite Stockholder Approval of the Company Stockholders has been obtained.

(vii) There shall be no Dissenting Holders other than holders of up to an aggregate of 150,000 Company Shares.

(viii) There shall not have occurred any event, occurrence of change that has had a Company Material Adverse Effect.

(ix) All of Company's outstanding Stock Rights shall have been converted or exercised other than Company Stock Options.

(x) The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(xi) All Company Preferred Shares shall have been converted into Company Shares.

(xii) The agreements listed on § 6(b)(xi) of the Company Disclosure Letter shall have been terminated or modified in the manner set forth on § 6(b)(xi) of the Company Disclosure Letter.

    Termination.

(a) Termination of Agreement. Acquiror and Company may terminate this Agreement with the prior authorization of their respective board of directors as provided below:

(i) Acquiror and Company may terminate this Agreement, and the Merger may be abandoned, by mutual written consent at any time prior to the Effective Time before or after the Requisite Stockholder Approvals have been obtained;

(ii) This Agreement may be terminated, and the Merger may be abandoned, by action of the Board of Directors of either Acquiror or Company, before or after the Requisite Stockholder Approvals have been obtained, (A) if the Effective Time shall not have occurred by August 31, 2001 (the "Outside Date") (unless the failure to consummate the Mergers by such date (x) is due to the action or failure to act of the party seeking to terminate, (y) is the result of delays in effectiveness of the Registration Statement on account of delays in SEC review or delays in obtaining other regulatory approvals or (z) in the case of Acquiror, is due to a delay by Acquiror in filing the Joint Proxy Statement/Prospectus and such delay was not the result of a failure of Company to supply Acquiror with required information to complete and file the Joint Proxy Statement/Prospectus) or (B) if any condition to the obligation of the terminating party to consummate the Merger shall have become incapable of being satisfied prior to the Outside Date as of a result of an Order that is final and non-appealable;

(iii) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, before or after the Requisite Stockholder Approvals have been obtained, by action of the Acquiror Board, in the event that Company shall have breached any of its representations, warranties or covenants under this Agreement which breach (A) would give rise to the failure of a condition set forth in § 6(b) above, and (B)  cannot be or has not been cured within 30 days after the giving of written notice by Acquiror to Company of such breach;

(iv) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, before or after the Requisite Stockholder Approvals have been obtained, by action of the Company Board, in the event that Acquiror shall have breached any of its representations, warranties or covenants under this Agreement which breach (A) would give rise to the failure of a condition set forth in § 6(a) above, and (B) cannot be or has not been cured within 30 days after the giving of written notice by Company to Acquiror of such breach;

(v) This Agreement may be terminated by Acquiror, and the Merger may be abandoned if the Acquiror Board has received a Superior Proposal; provided, that in order for the termination of this Agreement pursuant to this § 7(a)(v) to be deemed effective, Acquiror shall have first complied with all provisions of § 5(h)(ii), including the notice provisions therein, and with applicable requirements, including the payment of the fee referred to in § 7(b)(v);

(vi) Either Acquiror or Company may terminate this Agreement, and the Merger may be abandoned, by giving written notice to the other at any time after the Acquiror Special Meeting in the event that the Requisite Stockholder Approval of the Acquiror Shareholders is not obtained at the Acquiror Special Meeting;

(vii) This Agreement may be terminated by Company, and the Merger may be abandoned, if Acquiror shall have failed to make the Acquiror Recommendation in the Joint Proxy Statement/Prospectus or effected a Change in the Acquiror Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have breached its obligations under this Agreement by reason of a failure to call or convene the Acquiror Special Meeting in accordance with § 5(c)(ii).

(viii) This Agreement may be terminated by Acquiror, and the Merger may be abandoned at any time during the five day period following the delivery of the Company Audited Financial Statements to Acquiror, if the Company Audited Financial Statements differ in any material respect from the Company Draft Financial Statements; and

(ix) This Agreement may be terminated by Company, and the Merger may be abandoned at any time prior to the Effective Time, during the five day period following the delivery of the Acquiror Audited Financial Statements to Company, if the Acquiror Audited Financial Statements differ in any material respect from the Acquiror Draft Financial Statements.

(b) Effect of Termination.

(i) Except as provided in § 7(b)(ii), if any party terminates this Agreement pursuant to § 7(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the provisions of the Confidentiality Agreement and this § 7(b) shall survive any such termination.

(ii) In the event that this Agreement is terminated by Company pursuant to § 7(a)(vii), then, within 60 days of such termination, Acquiror shall pay Company a fee equal to $1,300,000 by wire transfer of same day funds.

(iii) In the event that (A) a Pre-Termination Acquisition Proposal Event (as defined below) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Acquiror or Company pursuant to § 7(a)(ii) and (B) prior to the date that is nine months after the date of such termination Acquiror enters into an Acquiror Acquisition Agreement with respect to such Pre-Termination Acquisition Proposal, then Acquiror shall promptly, but in no event later than two business days after the date such Acquiror Acquisition Agreement is entered into, pay Company a fee equal to the lesser of (i) $1,000,000 plus fees and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby or (ii) $1,300,000 by wire transfer of same day funds.

(iv) In the event that this Agreement is terminated by either Acquiror or Company pursuant to § 7(a)(vi), then Acquiror shall not later than two business days after such termination, pay Company a fee equal to $1,000,000 by wire transfer of the same day funds.

(v) In the event that this Agreement is terminated by Acquiror pursuant to § 7(a)(v), then concurrently with such termination, Acquiror shall pay to Company a fee equal to $1,300,000 by wire transfer of same day funds.

(vi) For purposes of this § 7(b), a "Pre-Termination Acquisition Proposal Event" shall be deemed to occur if an Acquiror Acquisition Proposal shall have been made known to Acquiror or any of its Subsidiaries or has been made to the Acquiror Shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquiror Acquisition Proposal. Acquiror acknowledges that the agreements contained in this § 7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement; accordingly, if Acquiror fails promptly to pay the amount due pursuant to this § 7(b), and, in order to obtain such payment, Company commences a suit which results in a judgment against Acquiror for the fee set forth in this § 7(b), Acquiror shall pay Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

(vii) Payment of any amount pursuant to this § 7(b) shall be full compensation and liquidated damages for the loss suffered by Company as a result of the failure of the transactions contemplated by this Agreement to be consummated due to the occurrence of any of the events giving rise to such payment, unless there has been a breach of this Agreement by Acquiror.

(viii) Notwithstanding anything in this § 7(b) to the contrary, in the event that Acquiror is required to pay, and has paid, any amount pursuant to paragraphs (ii), (iii) or (v) of this § 7(b), and the fees and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (as calculated in good faith by Company) are less than $300,000, Company shall refund to Acquiror the amount by which such fees and expenses are less than $300,000 by wire transfer of same day funds.

    Miscellaneous.

(a) Survival. None of the representations, warranties and covenants of the parties (other than the provisions in § 2 concerning payment of the Merger Consideration, the provisions in § 5(j), § 5(n) and § 5(o)) shall survive the Effective Time.

(b) Press Releases and Public Announcements. Neither Acquiror nor Company shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other; provided, however, that Acquiror may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Acquiror will use all reasonable efforts to advise Company prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in § 2 above concerning payment of the Merger Consideration are intended for the benefit of the Company Stockholders and concerning the conversion of the stock options are intended for the benefit of the holders of such stock options and (ii) the provisions in § 5(j) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

(c) Entire Agreement. This Agreement (together with the Confidentiality Agreement and the exhibits hereto) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither Acquiror nor Company may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other. Any purported assignment or delegation without such approval shall be void and of no effect.

(e) Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, reputable overnight courier and addressed to the intended recipient as set forth below:

If to Acquiror, Sub or the Surviving Corporation:

Infonautics, Inc.
590 North Gulph Road
King of Prussia, PA 19406
Attn: President and CEO; Vice President and General Counsel
Telephone: 610.971.8840
Facsimile: 610.971.8859

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19102-2921
Attn: Joanne R. Soslow
Telephone: 215.963.5000
Facsimile: 215.963.5299

If to Company:

Tucows Inc.
96 Mowat Avenue
Toronto, Ontario M6K 3M1
Canada
Attn: Elliot Noss and Graham Morris
Telephone: 416.535.0123
Facsimile: 416.531.5584

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attn: David Fox
Telephone: 212.735-3000
Facsimile: 212.735-2000

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, facsimile or ordinary mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this § 8(g), provided that no such change of address shall be effective until it actually is received by the intended recipient.

(h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(i) Amendments and Waivers. Acquiror and Company may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of the Acquiror Board and the Company Board. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Acquiror and Company. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Save and except as outlined herein, each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that, if the Merger is not completed, Acquiror and Company shall split equally all printing and filing fees incurred by any party for preparation of the Registration Statement and the Joint Proxy Statement/Prospectus.

(l) Construction. Acquiror and Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Acquiror and Company, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. The phrase "business day" shall mean any day other than a day on which banks in the Commonwealth of Pennsylvania are required or authorized to be closed. Disclosure of any matter in the Acquiror Disclosure Letter or the Company Disclosure Letter shall not be deemed an admission that such matter is material. All references to dollar amounts or the symbol "$" in this Agreement shall mean U.S. dollars unless otherwise specified.

(m) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Definition of Knowledge. As used herein, the words "knowledge" or "known" shall mean (i) with respect to Acquiror, the actual knowledge of the corporate executive officers of Acquiror, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by Acquiror or made to the "knowledge" of Acquiror, and (ii) with respect to Company, the actual knowledge of the corporate executive officers of Company, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by Company or made to the "knowledge" of Company.

(o) Waiver of Jury Trial. EACH OF ACQUIROR AND COMPANY, AND EACH INDEMNIFIED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INFONAUTICS, INC.
By: /s/ D. Van R. Morris Name: David Van Riper Morris Title: Chief Executive Officer and President
TAC ACQUISITION CORP.
By: /s/ D. Van R. Morris
Name: Van Morris Title: CEO
TUCOWS INC
By: /s/ Elliot Noss Name: Elliot Noss Title: President, CEO